Exhibit 99.1

    The Middleby Corporation Reports Record Fourth Quarter Results

    ELGIN, Ill.--(BUSINESS WIRE)--March 3, 2005--The Middleby Corporation (NASDAQ:MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported results for the fourth quarter and year ended January 1, 2005.
    As previously reported on December 23, 2004, the company repurchased 1,808,774 shares of stock and 271,000 stock options from its retiring Chairman of the Board, members of his family and trusts controlled by his family for an aggregate purchase price of $83,974,578. The repurchased shares represented approximately 20% of the outstanding common stock of the company. In conjunction with this transaction, the company recorded a pre-tax charge of $13,801,000 or $8,253,000 on an after tax basis. The net charge amounted to $(0.90) per share after taxes in the fourth quarter and $(0.83) for the full year.
    Inclusive of this charge, the company reported a net loss of $660,000 or $(0.07) per share on sales of $65,119,000 for the fourth quarter ended January 1, 2005 compared to income of $5,841,000 or $0.60 per share on sales of 59,505,000 for the fourth quarter ended January 3, 2004. Due to the net loss reported in the fourth quarter, the weighted average number of diluted shares used to calculate per share amounts for the quarter excludes common stock equivalents in accordance with generally accepted accounting principles. Net earnings for the year ended January 1, 2005 were $23,588,000 or $2.38 per share on net sales of $271,115,000 as compared to net earnings of $18,698,000 or $1.99 per share on net sales of $242,200,000 in the prior year.
    Excluding the charge related to the stock repurchase, net earnings were $7,593,000 or $0.83 per share for the fourth quarter and $31,841,000 or $3.21 per share for the year ended January 1, 2005.

    Financial Highlights

    -- Net sales rose 9.4% in the fourth quarter and 11.9% for the year, reflecting the impact of new product introductions and favorable industry conditions.

    -- Gross margin increased to 37.3% for the fourth quarter and 37.9% for the year as compared to 36.2% and 35.4% in the prior year respective periods, reflecting the benefits of increased volumes and higher margins on new products.

    -- Operating income margins improved to 17.9% for the fourth quarter and 18.1% for the full year from 15.1% and 14.5%, in the fourth quarter and fiscal year 2003, respectively.

    -- Stock repurchase transaction related expenses of $13.8 million were recorded in the fourth quarter. Expenses included $8.0 million of costs associated with the repurchase of the 271,000 stock options, $1.9 million of reserve adjustments related to a pension settlement with the former Chairman, $1.2 million pertaining to the write-off of deferred financing costs related to the Company's previous bank agreement which was refinanced as a result of the transaction, and $2.7 million of investment banking, legal, and various other costs associated with the transaction.

    -- Fourth quarter non-operating benefit reflected in other income of $1.9 million or $0.12 per share after taxes is associated with adjustments to reserves for lease obligations related to closed manufacturing facilities, which includes a gain resulting from an early lease termination caused by the sale of the leased property to an independent third party.

    -- Full year results include a $3.2 million tax benefit recorded during the third quarter associated with an adjustment to tax reserves for a closed year.

    -- Total debt as of January 1, 2005 amounted to $123.7 million after giving effect to the borrowings incurred to fund the share repurchase. Subsequent to year-end, the company also funded $12.0 million for the acquisition of Nu-Vu Foodservice Systems and $7.6 million for the settlement of the pension due to the retired Chairman.

    "2004 was a successful year," said Chairman and Chief Executive Officer Selim A. Bassoul. "We concluded the year with positive sales momentum driven in part by the impact of our new products. We will continue our initiatives to develop products focused on energy savings, speed of cooking and automation as we move into 2005. We also made progress in improving our profit margins, which reflect the benefit of production efficiencies resulting from higher sales volumes and generally higher margins on new product introductions. The company continues to execute initiatives to improve operating efficiencies and address the rising cost of steel which will impact Middleby in 2005 due to the expiration of a favorable steel contract at the end of 2004."
    Mr. Bassoul continued, "We are excited to start the year on a positive note with the acquisition of Nu-Vu Foodservice Systems. This acquisition will enable Middleby to expand its product offerings to address the fast growing trend of on-premise baking."

    Conference Call

    A conference call will be held at 10:30 a.m. Eastern time on Friday, March 4 and can be accessed by dialing (800) 367-5339 and providing conference code 4524150. Members of the financial community who participate in the question and answer session will receive a separate call-in number. A webcast of the conference call can be accessed through investor services at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (800) 642-1687 and providing code 4524150. A transcript of the call will also be posted to the company's Web site.

    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

    The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for cooking and food preparation in commercial and institutional kitchens and restaurants throughout the world. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), MagiKitch'n(R), Middleby Marshall(R), Nu-Vu(R), Pitco Frialator(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace. Middleby's international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.

    For further information about Middleby, visit www.middleby.com.


                       THE MIDDLEBY CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
           (Amounts in 000's, Except Per Share Information)
                              (Unaudited)

                              Three Months Ended    Fiscal Year Ended
                              4th Qtr,  4th Qtr,
                                2004      2003        2004       2003
                             -----------------------------------------
Net sales                      $65,119   $59,505  $271,115   $242,200
Cost of sales                   40,854    37,987   168,487    156,347
                             -----------------------------------------

    Gross profit                24,265    21,518   102,628     85,853

Selling & distribution
 expense                         7,156     7,408    30,496     29,609
General & administrative
 expense                         5,429     5,131    23,113     21,228
                             -----------------------------------------

    Income from operations      11,680     8,979    49,019     35,016

Interest expense and deferred
 financing amortization, net       670     1,144     3,004      5,891
Loss (gain) on acquisition
 financing derivatives            (169)       17      (265)       (62)
Stock repurchase                13,801        --    13,801         --
Other expense (income), net     (1,682)      337    (1,365)       366
                             -----------------------------------------

    Earnings (loss) before
     income taxes                 (940)    7,481    33,844     28,821

Provision (benefit) for
 income taxes                     (280)    1,640    10,256     10,123
                             -----------------------------------------

    Net earnings (loss)          $(660)   $5,841   $23,588    $18,698
                             =========================================


Net earnings (loss) per share:

    Basic                       $(0.07)    $0.64     $2.56      $2.06
                             =========================================

    Diluted                     $(0.07)    $0.60     $2.38      $1.99
                             =========================================
Weighted average number shares:

    Basic                        9,104     9,162     9,200      9,065
                             =========================================

    Diluted                      9,104     9,744     9,931      9,392
                             =========================================


                       THE MIDDLEBY CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                          (Amounts in 000's)
                              (Unaudited)

                                            Jan 1, 2005    Jan 3, 2004
                                            -----------    -----------
 ASSETS

Cash and cash equivalents                      $3,803          $3,652
Accounts receivable, net                       26,612          23,318
Inventories, net                               32,772          25,382
Deferred tax assets                            18,817          12,839
Other current assets                            2,008           1,776
                                         -------------   -------------
    Total current assets                       84,012          66,967

Property, plant and equipment, net             22,980          24,921

Goodwill                                       74,761          74,761
Other intangibles                              26,300          26,300
Other assets                                    1,622           1,671
                                         -------------   -------------

    Total assets                             $209,675        $194,620
                                         =============   =============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt          $10,480         $14,500
Accounts payable                               11,298          11,901
Accrued expenses                               51,311          37,076
                                         -------------   -------------
    Total current liabilities                  73,089          63,477

Long-term debt                                113,243          42,000
Long-term deferred tax liability               11,834           8,264
Other non-current liabilities                   4,694          18,789

Shareholders' equity                            6,815          62,090
                                         -------------   -------------

    Total liabilities and shareholders'
     equity                                  $209,675        $194,620
                                         =============   =============

    CONTACT: The Middleby Corporation
             Darcy Bretz (Investor/Public Relations), 847-429-7756 or
             Timothy FitzGerald, 847-429-7744